EXHIBIT 99.1

Press Release – for release November 2, 2016
Entia Biosciences, Inc. (OTCQB: ERGO) Receives Notification of the Grant of European Patent it has Exclusively Licensed for Identifying the Ergothioneine Transporter and its Therapeutic Uses
PORTLAND, Oregon -- (GlobeNewswire) –Entia Biosciences, Inc. (OTCQB: ERGO) has been informed that the European Patent Office has granted European Patent Number 1 761 784 with the title “Identification of Ergothioneine Transporter and Therapeutic Uses Thereof” of the University of Cologne, Germany.  Through a predecessor entity, Entia exclusively licensed this patent, its European Application (Number 5745195.7-2401) and the technology associated therewith in a license agreement with the University of Cologne in December of 2008.
Previous companion patents for the same inventions were granted in the United States, Canada and Israel and were exclusively licensed to Entia under the aforementioned license.
“The grant of this European patent further strengthens our exclusive intellectual property position in this technology across a significant geographic market,” stated Marvin S. Hausman MD, Entia Chief Science and Technology Officer.  “Through our soon-to-be-introduced medical food products, we look forward bringing this technology to bear on chronic kidney disease, psoriasis, Parkinson’s disease, multiple sclerosis and autism.”
About Entia Biosciences, Inc.
Entia (OTCQB: ERGO) discovers, scientifically validates, develops and markets patented, pharmaceutical-grade organic compounds that include its revolutionary ErgoD2®.  The Company is a leading authority on the clinical effects of oxidative stress, iron-related disorders and free radical reactions in mammals; it is bringing this expertise to the nutraceutical and medical foods markets.  Entia also develops and markets health-related cosmeceuticals.
Entia Biosciences, Inc. is headquartered in Sherwood, Oregon, a Portland suburb.
Forward-Looking Statements
Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Entia Biosciences, Inc. with the Securities and Exchange Commission.  Further information on risks faced by the Company and its shareholders are detailed in the Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q.  These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov.  The information contained in this press release is accurate as of the date indicated.  Actual results, events or performance may differ materially.  Entia does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contact:
Carl Johnson or Tim Timmins (844-559-9910)